Exhibit (a)(18)

Q&A for Employees who have CPK stock options or own shares of CPK stock in an ESPP account at Deutsche Bank or Solium.

What do I do with my employee stock options?

You do not need to take any action at this time with respect to your stock options. If and when the transaction closes, all unvested stock options will vest in full, and outstanding stock options will be “deemed exercised” and cancelled. If your stock options are “in-the-money” (i.e., issued at a grant price below $18.50), you will receive a payment, in cash, equal to the difference between the grant price and $18.50 per share. No amount will be paid for stock options that are “underwater” (i.e., issued at a grant price above $18.50). The cash payment will be made shortly after the transaction closes, and we expect the payment will come directly to you through CPK payroll by your normal process (direct deposit or check). This payment will be net of applicable withholding taxes.

Example: You have 1,000 total options (750 vested and 250 unvested) with a grant price of $15.50. Each option is “in-the-money” by $3.00 ($18.50 - $15.50 = $3.00). Accordingly, following consummation of the transaction, you would receive $3,000 ($3.00 x 1,000) less applicable withholding taxes.

To confirm the quantity and grant price of your options, please log in to your Solium account at www.solium.com. If you need help logging in, please call (877) 380-7793.

What do I do with CPK stock that I purchased through the ESPP?

You have received or will be receiving a package shortly with detailed instructions regarding the tender offer, how to tender your shares and, assuming the transaction is completed, when and how you will be paid for the shares. Please read the instructions contained in the package carefully.

If you have ESPP shares at Deutsche Bank (“DB”) that you want to tender, please call DB at 800-776-7564.

If you have ESPP shares at Solium that you want to tender, please call Solium at (877) 380-7793.

If I decide not to tender, what will happen to my ESPP Shares?

If and when the transaction closes, all stockholders will receive the same amount of cash per share that they would have received had they tendered their shares. However, you might be paid earlier if you tender your shares. Regardless, you will still be paid $18.50 per share.

Who should I contact if I have additional questions about the Tender Offer?

You should call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885. RSC employees will not have the specific information required to assist you with tendering your stock.

Notice to Investors

This document is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to an offer to purchase and related materials that affiliates of Golden Gate Capital filed with the Securities and Exchange Commission. Affiliates of Golden Gate Capital have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission in connection with the commencement of the offer, and the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, including any amendments thereto, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained by directing such requests to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Toll-Free telephone 800-322-2885. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by the Company by contacting Investor Relations at 6053 W. Century Blvd., Suite 1100, Los Angeles, California 90045, Phone 310-342-5000 or cpkinfo@cpk.com.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company has filed a proxy statement with the Securities and Exchange Commission. Additionally, the Company would file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of the Company by an affiliate of Golden Gate Capital pursuant to the terms of an Agreement and Plan of Merger by and among the Company, CPK Holdings Inc. and CPK Merger Sub Inc. The materials filed and to be filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Free copies of the proxy statement may be obtained by directing such requests to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Toll-Free Telephone: 800-322-2885. Investors and security holders may also obtain free copies of the proxy statement by contacting the Company’s Investor Relations Department at 6053 W. Century Blvd., Suite 1100, Los Angeles, CA 90045, telephone number 310-342-5000 or cpkinfo@cpk.com. Investors and security holders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain or will contain important information about the merger and the parties to the merger.

The Company and its respective directors, executive officers and other members of its management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2010 annual meeting of stockholders, the Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 2011 and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the merger when and if they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2010 annual meeting of stockholders and is included in the Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 2011 containing Part III information.

Forward Looking Statements

This document contains forward-looking statements relating to the potential acquisition of the Company by an affiliate of Golden Gate Capital, including the closing of the acquisition and the potential benefits of the transaction. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 2011 and quarterly and current reports on Form 10-Q and 8-K. These forward-looking statements reflect the Company’s expectations as of the date of this report. The Company undertakes no obligation to update the information provided herein.